EXHIBIT 24

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Pengfei Liu and Marco Hon Wai Ku, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Pengfei Liu	Chief Executive Officer, Secretary & Director	3/28/2008
Pengfei Liu

/s/ Marco Hon Wai Ku	Chief Financial Officer	3/28/2008
Marco Hon Wai Ku

/s/ Shaobin Yang	Deputy CEO & Director	3/28/2008
Shaobin Yang

/s/ Weipeng Liu	Director	3/28/2008
Weipeng Liu